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                                                                    EXHIBIT 10.4

                                                    Agreement Number:  BK98-62IT


                                    AGREEMENT

                                     between

                             FISERV SOLUTIONS, INC.
                                255 Fiserv Drive
                            Brookfield, WI 53045-5815

                                       and


                        Community Shores Bank Corporation
                                  1838 Ruddiman
                               Muskegon, MI 49445




                                     Date: 10-7-98



                                     FISERV
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AGREEMENT dated as of 10-7-98 ("Agreement") between FISERV SOLUTIONS, INC., a
Wisconsin corporation ("Fiserv"), and Community Shores Bank ("Client"). The terms and conditions of this Agreement are contingent on converting the Client to the Fiserv system the weekend of January 16, 1999 or another mutually agreeable date.

================================================================================

      Fiserv and Client hereby agree as follows:

      1. Term. The initial term of this Agreement shall be three (3) years and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for a renewal term of one ( 1 ) year. This Agreement shall commence on the earliest of the day Fiserv Services (as defined below) are first used by Client.

      2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:

      Exhibit A - Account Processing Services
      Exhibit B - Performance Standards

      The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

      (b) Conversion Services. Fiserv will convert Client's existing applicable data and/or information to the Fiserv Services. Those activities designed to transfer the processing from Client's present servicer to the Fiserv Services are referred to as "Conversion Services". Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Conversion Services and to provide all necessary information and assistance to facilitate the conversion. Client is responsible for all out-of-pocket expenses associated with the Conversion Services. Fiserv will provide Conversion Services as required in connection with Fiserv Services.

      (c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv's property.

      3. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv:

      (i) estimated fees for Fiserv Services for the following month as specified in the Exhibits;
      (ii) estimated out-of-pocket charges for the following month payable by Fiserv for the account of Client; and
      (iii) estimated Taxes (as defined below) thereon (collectively, "Estimated Fees").

Fiserv shall timely reconcile Estimated Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client's actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Estimated Fees billed to reflect appropriate changes in actual use of Fiserv Services. Estimated Fees may be increased from time to time as set forth in the Exhibits. Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

      (b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee which fee will be capped at ten (10%) percent. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider.

      (c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes"). In no event shall "Taxes" include taxes based upon the net income of Fiserv.

      (d) Exclusions. The Estimated Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv's service center(s), Client's site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

      (e) Payment Terms. Estimated Fees are due and payable monthly upon receipt of invoice. Client shall pay Fiserv through the Automated Clearing House. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.0% per month provided that if Client should dispute any charges on an invoice, that amount may be set aside without being considered

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in default until resolved with Fiserv in a timely manner. Client agrees that it shall neither make nor assert any right of deduction or set-off from Estimated Fees on invoices submitted by Fiserv for Fiserv Services.

      4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and reasonable procedures for use of Services established by Fiserv.

      (b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s). Fiserv will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change.

      (c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client's access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

      (d) Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

      5. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. The compatible hardware utilized to access the Fiserv System consists of systems supplied by Compaq, IBM, NCR and Unisys. If Client has elected to provide such items itself that is not one of the four listed vendors; Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting therefrom.

      (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Conversion Services and shall cooperate with Fiserv personnel in their performance of Services, including Conversion Services.

      (c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

      (d) Client's Systems. Client shall be responsible for insuring that its systems are year 2000 compliant and capable of passing and/or accepting date formats from and/or to the Fiserv systems. Beginning in the fourth quarter of 1998, Fiserv will provide opportunities for Clients to test Fiserv software for compliance in Client's environment. Should test results identify an error in handling year 2000 dates, Fiserv will correct its software, but will not be responsible for third party or other Client products or programs not developed and maintained by Fiserv. Should Fiserv be unable to correct known material errors in its software prior to July 30, 1999, the Client may terminate this Agreement without termination fees provided that the Client has supplied Fiserv with written notice within sixty (60) days from July 30, 1999.

     6. Ownership and Confidentiality. (a) Fiserv Information Client acknowledges that all computer programs, including software modifications developed by Fiserv for its proprietary software (subject to rights of Client to Custom Programming of Client as mutually agreed upon from time to time), software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs, embodied or incorporated therein, made available by Fiserv as part of the Services are CONFIDENTIAL INFORMATION belonging exclusively to Fiserv or third parties from whom Fiserv has secured a right of use. Client shall treat as confidential and will not disclose or otherwise make available any of the Confidential Information, in any form, to any person other than employees or authorized representatives of Client who require such access or disclosure to perform their duties for Client and have agreed to keep the Confidential Information confidential, consistent with this Agreement. Client will not use the Confidential Information except in connection with the Services under this Agreement. The Confidential Information will be returned to Fiserv upon Fiserv's request or in the event of termination of this Agreement. The term "Confidential Information" shall not include information or data which was known to the receiving party prior to delivery by one to the other, is or becomes publicly available or is disclosed to the other party by a third party who is not under a duty of confidentiality.

         (b) Client Information. Fiserv will treat Client Files as confidential and will not disclose or otherwise make available Client Files to any person or entity except as

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described in paragraph 8. Fiserv will also maintain the confidentiality of all
Client's business practices and procedures.

      (c) Confidentiality of This Agreement. Fiserv and the Client agree to keep confidential without disclosure to third parties other than authorized representatives of Client and governmental representatives to include, but not limited to, auditors, accountants, attorneys, of the Securities and Exchange Commission, State Securities Commission, Bond Regulatory Agencies and agencies, consultants, the prices, terms and conditions set forth in this Agreement.

      (d) Securities filing exception. Notwithstanding any other provision of this Agreement, Fiserv agrees that Client may file this Agreement with the Securities and Exchange Commission ("SEC") and any state securities agencies, and may include a brief summary of this Agreement in any registration statement or report that it files with the SEC or any such agencies.

      7. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency.

      (b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:

      (i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence; (ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services; (iii) retaining records of its accounts as required by regulatory authorities; (iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and (v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

      8. Warranties. (a) Fiserv Warranties. Fiserv represents and warrants that:

      (i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client's work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal and State regulations governing Services; and (E) the Fiserv System is or will be Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within sixty (60) days after Client's receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv's then current time and material rates; and (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.

THE WARRANTIES STATED ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

      (b) Client Warranties. Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and
(C) Client has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (Y) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause

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(Y) hereof shall not preclude Client's recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

      9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERV SERVICES, OR FISERV'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR SERVICES RESULTING IN SUCH LIABILITY IN THE 12 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.

      (b) Lost Records. If Client's records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data.

      10. Disaster Recovery. (a) General. Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv shall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

      (b) Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

      (c) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan periodically. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client request, test results will be made available to Client's management, regulators, auditors, and insurance underwriters.

      (d) Client Plans. Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

      (e) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

      11. Termination. (a) Material Breach. Except as provided elsewhere in this
Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

      (b) Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to and use of Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 15 days of the invoice date specifying the nature of the disagreement. Should Client dispute any charges on an invoice, that amount may be set aside without being considered in default until resolved with Fiserv in a timely manner.

      (c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

      (d) Defaults.  If Client:

      (i) defaults in the payment of any sum of money due;
      (ii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations under this Agreement;
      (iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

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then, in any such event, Fiserv may, upon written notice, terminate this
Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' fees, in taking any of the foregoing actions.

      (e) Convenience. Client may terminate this Agreement during any term by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying Client's largest monthly invoice for each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

      (f) Merger. In the event of a merger between Client (or its holding companies) and another organization in which Client is not the surviving organization and where the other organization was not previously a user of Fiserv services similar to the Services, Fiserv will allow an early termination of this Agreement upon the following terms and conditions:

      (i) written notice must be given 3 months in advance, specifying the termination date;
      (ii) Fiserv may specify a deconversion date based on its previous commitments and work loads; and
      (iii) Fiserv may charge a
      termination fee in accordance to the following schedule: (A) for the first and second years, the Client's average monthly invoice excluding third party charges during that year, for the Fiserv service terminated, times eighty (80%) percent times twelve (12) months; (B) for the third year, the Client's average monthly invoice excluding third party costs during the prior year, for the Fiserv service terminated, times fifty (50%) percent times twelve (12) months.

      (g) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client's data files ("Client Files") as Client may request in Fiserv's standard machine readable format form along with such information to include applicable reports and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv has been paid in full for all Services provided hereunder through the date such Client Files are returned to Client, and has been paid any and all other amounts that are due or will become due under this Agreement, including, but not limited to, data communication lease obligations, if any; (ii) Fiserv has been paid its then standard rates as outlined in Exhibit A - 2 Paragraph 8 for providing the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv has been paid any applicable termination fee pursuant to subsection (c), (d), or
(e) above; and (iv) Client has returned to Fiserv all Fiserv Confidential Information if requested by Fiserv. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after thirty (30) days from the final use of Client Files for processing.

      (h) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

      12. Arbitration. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one chosen by each party, and the third chosen by those two arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one of the arbitrators selected will be an attorney. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

       (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators

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shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

      (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Muskegon, Michigan the proceedings to resolve the second such dispute shall be held in, Milwaukee, Wisconsin, and the proceedings to resolve any subsequent disputes shall alternate between Muskegon, Michigan and Milwaukee, Wisconsin.

      13. Insurance. Fiserv carries the following types of insurance policies:

      (i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
      (ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
      (iii) All-risk property coverage including Extra Expense and Business Income coverage; and
      (iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $500,000 coverage for Employer's Liability.

      14. Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services.

      15. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv's prior written consent. Client agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

      (b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

      (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

      (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

      (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

      (f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

      (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

      (h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

      (i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

      (j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

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      (k) Exclusivity. Client agrees that during the term of Agreement Fiserv shall be the sole and exclusive provider of the core processing services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Client" shall include Client banking affiliates. During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) that are to be performed during the term of this Agreement without Fiserv's prior written consent. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

      (l) Recruitment of Employees. Client agrees not to hire Fiserv's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Fiserv's prior written consent.

================================================================================
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:

Community Shores Bank, a Michigan Banking Corporation
      In Formation by Community Shores Bank Corporation
  [Name of Client]

By: /s/ Robert J. Jacobs
   ----------------------------------------------------
Name:    Robert J. Jacobs
     --------------------------------------------------
Title:   Senior Vice President
      -------------------------------------------------
Date:  10-7-98
     --------------------------------------------------
For Fiserv:

FISERV SOLUTIONS, INC.

By: /s/ David Santi
   ----------------------------------------------------
Name:    David Santi
      --------------------------------------------------
Title:   Senior Vice President
      -------------------------------------------------
Date: 10-7-98

                                                                       Exhibit A

                           Account Processing Services

      Client agrees with Fiserv as follows:





      1. Services. Fiserv will provide Client the Account Processing Services ("Account Processing Services") specified in Exhibit A - 1.

      2. Fees. Client shall pay Fiserv fees and other charges for Account Processing Services specified in Exhibit A - 2.

      3. Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client Files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

      4. Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A - 3. Account Processing Services may be available during additional hours, during which time Client may use Services at its option and subject to additional charges.

      5. Protection of Data. (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client agrees to pay the charges indicated in Exhibit A - 2. Copies of transaction files are maintained by Fiserv off premises in secured vaults.

      (b) Fiserv provides "on-line" security via utilization of leased lines with poll/select protocol.

      (c) Upon Client providing access to Client Files through Client's customers' personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.

      6. Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

      7. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges.

      8. Regulatory Supervision. By entering into this Agreement, Fiserv agrees that the Office of Thrift Supervision, FDIC, or other regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

                                                                   Exhibit A - 1
                           Account Processing Services

Fiserv will provide Client with the following Account Processing Services:

Fiserv shall provide data processing services for the Client with software modules selected by the Client from Information Technology, Inc. This package includes:

             Customer Information System
             Demand Deposit Accounts
             Savings
             Club Accounts
             Loans - all types
             Certificates of Deposit
             General Ledger
             ACH (receiving) processing
             Express Exception Item Module
             Online Loans Collection System
             Remote Print
             Optical Laser Retrieval ** (Report Archive only)
             ATM Processing (Depending upon ATM Switch Selected)
             Currency Transaction System
             Retirement Accounting
             Automated Collateral Insurance Module
             Automated Credit Reporting
             Premier Reference System
             Loan Origination Interface
             Interactive Deposit Interface
             Safe Deposit Accounting (CIS Application)
             Smart Reports (ADHOC Reports) (10 per month)
             Premier II

                                                                   Exhibit A - 2

                        Account Processing Services Fees

Fiserv will provide Client the following Account Processing Services at the fees and prices indicated:

Client agrees to pay Fiserv for the services rendered by Fiserv as identified in Exhibit A-1 pursuant to this agreement and in accordance with the rates outlined in this Schedule.

1.   Charges for Services

     A. Monthly Processing Fees are based upon the actual number of open and closed application accounts.

     B. The monthly processing fee for services as described in Exhibit A-1 will be as follows:


                         Number of Open and Closed
                         -------------------------
                         Loan and Deposit Accounts     Cost Per Account
                         -------------------------     ----------------
                                  0 - 4,000                  $.85
                                4,001 - 8,000                $.80
                                8,001 - 12,000               $.75

     C. The minimum monthly fees for services as described in Exhibit A-1 are as follows:

                         Month 1 - 6                     $1,000
                         Months 7 - 12                   $2,000
                         Months 13 - 24                  $2,500
                         Months 25 & beyond              $3,000

     D. ACH Charges     - $.05 per transaction (receiving)
                        - $25.00 per file (originating)

     E. ATM Charges     - $.05 per Transaction ($500/month minimum)

     F. Smart Reports in excess of amount stated in Exhibit A-1 - $50.00 each

     G. PCBanc and ExecuBanc require the installation of dedicated communication servers to provide a secure path to the host system for your customers. This is not included in the above monthly cost.

     H. There will be no price increases for the first two years of service. Any price increases beyond year two will be limited to 5% or CPI whichever is less.

     I. Third Party Systems
        1) Unless specifically provided, for all costs incurred for all third party services, such as, but not limited to, forms, supplies, report delivery, interface fees, and PC software and maintenance fees, shall be in addition to the Monthly Processing Fees and shall be paid by Client, either directly to respective third party service provider(s) or via reimbursement to Fiserv for those third party services billed to Fiserv on Client's behalf.

        2) Fiserv has working relationships and existing interfaces with various third party vendors for Voice Response Systems, Loan Origination Systems and other systems. Should your bank choose a third party system, there may be additional charges from the third party vendor for programming, re-programming, modification, scripting, installation, training, hardware and other items.

                                                                   Exhibit A - 2


2.   Charges for Implementation of System

     A.  Product Definition
         Deposits                  $900/day  5 days                         $4,500
         Loans                     $900/day  5 days                          4,500
         General Ledger            $900/day  2 day                           1,800

         Product Specifications
         Review/Revision           $900/day  5 days                          4,500

         * Post-opening            $900/day  5 days/2 from Fiserv            9,000
                                             onsite
-----------------------------------------------------------------------------------
         Total Fiserv Costs                                                $24,300

          * Post opening support will be billed on an as used basis.

     B. Travel and out-of-pocket expenses of bank employees and Fiserv personnel will be the responsibility of the Client.


3.   Training Charges

     A.  FIS1 (Required)                   $350 per person     One Week - Fiserv/Atlanta
         FIS2 (Optional)                   $350 per person     One Week - Fiserv/Atlanta

         Preconversion training/Q&A        $3,500 onsite       5 days optional

     B. Training for additional bank personnel at Fiserv/Atlanta will be $350.00 per attendee, per week

4.   Data Communication Charges

     A.  CONFIGURATION PROVIDED:
                Office Location           NPA-NXX      LAN PCs
                Muskegon, MI              616-739        18
                                     1 Location          18      Workstations

     Wide Area Network costs(*1) for this client, based on the above configuration will be:


        FRAME RELAY SERVICE
        QTY     Description of Service                          Units $        Monthly     One Time
        ---     ----------------------                          -------        -------     --------
         1      256K Port - Main Office                         $290.88        $290.88
         0      56K Port - Branch(s)                             290.88           0.00
         1      128K PVC (Main Office to Fiserv)                  20.16          20.16
         0      48K PVC (Branch(s) to Main Office WAN)            27.36           0.00
         0      32K PVC (Branch(s) to Fiserv)                     20.16           0.00
         1      Fiserv ISDN Service per Branch                   150.00         150.00
         1      Local Telco ISDN BRI Service (*3)                 30.00          30.00      $250.00
         0      Telco Installation                             1,025.00                        0.00
         1      Telco Installation                               550.00                      550.00
        NETWORK SUPPORT SERVICES:
         18     Terminal Stations                                $20.00        $360.00    $2,500.00

                                                                   Exhibit A - 2


        DISASTER RECOVERY:
         1      Main Office (Required)                          $150.00       $150.00
         0      Branch Office (Additional Offices are            100.00          0.00
                Optional)
        EQUIPMENT:
         0      Cisco 2501 Router                             $2,820.00                      $0.00
         0      FT100 FT-1 CSU                                 1,620.00                       0.00
         0      GDC 500A 56K CSU                                 750.00                       0.00
         1      Cisco 1602 Router (includes DSU)               2,995.00                   2,995.00
         1      Motorola BitSurfer II                            295.00                     295.00
         1      Router Installation                              400.00                     400.00
         0      FT100 Installation                               295.00                       0.00
         1      BitSurfer II Installation                        295.00                     295.00
         0      GDC 500A Installation                            200.00                       0.00
         0      OLF 32 node Gateway (*2)                       1,695.00                       0.00
        SOFTWARE
         18     ITI Connect                                     $495.00                  $8,910.00
        EQUIPMENT MAINTENANCE:
         1      #1602 Router                                        $23           $23
                                                                        ---------------------------
        TOTALS                                                              $1,024.00   $16,195.00
        ------


        NOTES:
        1. ISDN will only restore communication to Fiserv not the Branch to Branch connections.
        2. All terminal stations must be LAN connected
        3. Cost estimates includes hot site equipment and connections. Does not include Gateways.
        4. LAN Hubs, servers and inside wiring not included.
        5. Equipment maintenance 5 x 10 onsite coverage with 4 hour average response time.
        6. Cost quoted for Attachmate open transport software are estimates
           A.  Software may already be owned by bank.
           B.  Software may be obtained at a lower cost.
        7. All costs quoted above are estimates. A final cost will be presented after a comprehensive onsite visit has been conducted.
        8. Any changes in above configuration may alter cost.

     B.  Additional Information

         1) The addition of any of the four systems listed below may alter the Data Communication configuration shown in 4A above and therefore the monthly and/or one time cost.

              a.  Voice Response
              b.  Execubanc
              c.  PCBanc
              d.  ATM

         2) Third Party charges for frame relay service and maintenance are subject to change.

         3) Third Party interfaces may require DCA terminal emulation.

                                                                   Exhibit A - 2

5.   Depcon Remote Printing System


       QTY.   DESCRIPTION                                                                           EACH
       ----   -----------                                                                           ----
        1     Depcon Software                                                                          $ 2,750
        1     Depcon Workstations, Compaq Deskpro 2000, Pentium 166,                                     1,600
              32 MB RAM, 1.2 GB Hard Drive, PCI VGA, Ethernet NIC, 14" Viewsonic
              SVGA Monitor, Keyboard, Mouse, Surge Strip
        1     PC Anywhere for Windows                                                                      157
        1     US Robotics 33.6 External Modem including Cables                                             195
        1     Hewlett Packard HP5SI Laser Printer, 24 ppm, 4MB RAM,                                      4,485
              Duplex Accessory, 2000 sheet input tray (one year on-site warranty)
        1     On-site Installation, Configuration & One Day User Training                                3,400
                                                                                                       -------

                                                 Subtotal                                              $12,587

              Estimated Total Investment                                                               $12,587


              Annual Maintenance Estimate
              Software:
                 A.  Year One - No Charge
                 B.  Years 2 - 5, 20% per Year

              Hardware:
                 A.  90 Days - No Charge
                 B.  After 90 days, 14% per Year
                 C.Hardware may be purchased separately from an approved vendor and must meet the required specifications. Hardware configuration must be approved by Fiserv prior to purchase.

6.   Director - Cold Retrieval System

         The Director System is only available through Unisys and Community Shores Bank agrees to purchase the system from Unisys.


         Description                                                 Total Price
         -----------                                                 -----------
         Hardware
           PC's/Server                                                   $12,770
         Network Operating Software                                      $ 3,669
         LAN Components                                                  $ 1,399
         Ancilliary Components                                           $ 1,020
         Application Software                                            $25,927
         Installation Services                                           $ 2,502
         Archival Storage Devices                                        $ 1,273
                                                                         -------

                                                                         $48,560

         Annual Maintenance Estimate
         Software:
            A.  Year One - No Charge
            B.  Years 2 - 5, 20% per Year

         Hardware:
            A.  90 Days - No Charge
            B.  After 90 days, 14% per Year

                                                                   Exhibit A - 2

7.            Additional Optional Systems


         A.   Voice Response System (TeleBanc)

              Telebanc Controller/Server (6 telephone lines):                                    $29,900
              TCP/IP Interface                                                                     4,800
              FAX Interface                                                                        2,800
              33 MB RAM Upgrade                                                                      375
              Ethernet Adapter                                                                       250
              On Site Installation                                                                 1,500
                                                                                                 -------

              TOTAL                                                                              $39,625

              * Note:  All prices listed in Item B above are subject to change.

              Monthly Processing Fee
                $.05 per transaction
                $.03 per account, per month ($250 monthly minimum)

              * Note: Monthly processing charges listed above will remain fixed for up to 12 months after the bank opening.

              Annual Maintenance Estimate

              Hardware:
                A.  90 Days - No Charge
                B.  After 90 days, 14% Annual

              Software:
                A.  Year One - No Charge
                B.  Years 2 - 5, 20% per Year


         B.   Execubanc - Corporate Cash Management Systems

               1. One Time Charges
                  8 Line Dedicated Server
                    (4 Line Server also available)                                                $16,000
                  EBB Communication Server Interface                                                1,466
                  ITI Connect3 Software (server)                                                      195
                  ITI Connect3 Software (admin workstation)                                           195
                  Installation & Training (5 Days @ $900 each)                                     4,500
                                                                                                  -------

                                                                Total One Time Fees               $22,356

                   * Note: All prices listed in Item C above are subject to change.

         2.   Monthly Processing Fees
                   Price - $.02 per open and closed loan and deposit account
                           (monthly minimum $250)

              * Note: Monthly processing fees listed above will remain fixed for 12 months after the bank opening.

                                                                   Exhibit A - 2

              3.  Annual Maintenance Estimate


                  Software:
                       A.  Year One - No Charge
                       B.  Years 2 - 5, 20% per Year

                  Hardware:
                       A.  90 Days - No Charge
                       B.  After 90 days, 14% per Year

         C. Premier Prime - Data Warehouse System (All prices subject to changes)


              1.  One Time Charges

                  Prime Database Server Software
                   Prime Input Facility (Per Server)                                                $1,466
                   ITI Connect (Per Server)                                                         $  195

                  Prime Workstations Software
                   Impromptu Administrator (at least one per server)                                $  895
                   Impromptu User (per workstation)                                                 $  695

                  Annual Maintenance Estimate
                       A.  Year One - No Charge
                       B.  Years 2 - 5, 20% per Year

                  Hardware/Software Requirements

                   Database server running Microsoft Windows NT, Advanced Server SQL database software
                   Workstation(s) running Microsoft Windows

                  Installation & Training
                   3 - 5 days on-site @ $900 per day, plus travel expenses

              2.  Monthly Processing Fees

                    $.02 per open & closed loan and deposit accounts (monthly minimum $250)


D.    Premier II Teller/Platform System

              1.   Each Teller Station Must run Windows 95 or NT
              2.   One NT SQL server must be installed at the Bank for compile of system releases
              3.    License Fees:                                                         $1,000 per user
                      Up to 50 Users
              4.    Script File Object Mover                                              $3,000
              5.    Signature management $100 additional per user                         $100 per user
              6.    ITI Connect Software                                                  $195 per user
              7.    Annual Maintenance
                    A.    Year One - No Charge
                    B.    Year 2 - 5 , 20% of Software License
              8.    Installation and Training - To be Determined.

                                                                   Exhibit A - 2

8.   DECONVERSION CHARGES

       Fiserv will charge deconversion fees in accordance with the following schedule.


       DECONVERSION TASK                           COST BASIS
       -----------------                           ----------
       TEST FILES                                  .0175/ACCT/$200MIN/PER TAPE
       LIVE DECONVERSION FILES                     .0175/ACCT/$200MIN/PER TAPE
       DECONV REPORTS - TEST                       $300 PER FILE
       DECONV REPORTS - LIVE                       $300 PER FILE
       SV MONTH-TO DATE-HISTORY                    .01/ACCT/$100 MIN.
       SV MTD HISTORY COPIES                       $50 PER COPY
       SV ANNUAL HISTORY REPORTS                   .01/ACCT/$100 MIN.
       SV TRIAL BALANCE REPORT                     .01/ACCT/$100 MIN.
       SV TRIAL COPIES                             $50 PER COPY
       SV STATEMENTS                               3 HRS. PROG.+.05/ACCT ($75 MIN)
       SV NEW ACCOUNT REPORT                       $75 + $50 PER COPY
       SV CLOSED ACCOUNT REPORT                    $75 + $50 PER COPY
       SV DORMANT ACCOUNT REPORT                   $75 + $50 PER COPY
       SV ACCRUALS UPDATED                         ADS003 (MASS CHANGE) CHARGE OF $400 PER PASS
       RRM SUMMARY STATEMENTS                      .10/ACCT, $100 MIN.
       RRM STATEMENTS COPIES                       $75 + $50 PER COPY
       RRM PLAN TRIAL                              .01/ACCT/$100 MIN.
       DDA TRIAL BALANCE REPORT                    $50 PER COPY
       DDA STATEMENTS                              3 HRS PROG + .05/ACCT ($75 MIN)
       DDA SERVICE CHARGES WAIVED                  3 HRS. PROGRAMMING
       LAS MONTH TO DATE HISTORY                   .01/ACCT/$100 MIN.
       LAS MTD HISTORY COPIES                      $50 PER COPY
       LAS ANNUAL HISTORY REPORT                   .01/ACCT/$100 MIN.
       LAS ML ANNUAL HISTORY COPIES                $50 PER COPY
       LAS TRIAL BALANCE REPORT                    .01/ACCT/$100 MIN.
       LAS TRIAL COPIES                            $50 PER COPY
       LAS HISTORY STATEMENTS                      .15/ACCT/$75 MIN.
       LAS STATEMENTS COPIES                       $50 PER COPY
       LAS ESCROW POSTING                          6 HRS PROG. + $50/COPY
       LAS ACCRUED INTEREST REPORT                 $75 + $50 PER COPY
       INVESTOR CYCLE REPORTS                      ADS003 CHARGE + $50/COPY
       FMS MONTH TO DATE HISTORY                   $150 CHARGE + $50/COPY
       FMS CHART OF ACCOUNTS                       $50 PER COPY
       CIS NAME AND ADDRESS REPORT                 .01/ACCT/$100 MIN.
       RELEASE AND POST WAREHOUSED ACH             4 HRS. PROG. + $100 PER RUN
       CLOSE SAV ACCOUNTS                          15 HOURS PROGRAMMING
       CLOSE RRM ACCOUNTS                          15 HOURS PROGRAMMING
       PURGE EFT ACCOUNTS                          9 HOURS PROGRAMMING
       CLOSE DDA ACCOUNTS                          15 HOURS PROGRAMMING
       CLOS4E LAS ACCOUNTS                         15 HOURS PROGRAMMING
       PURGE CIS FILES                             15 HOURS PROGRAMMING
       PURGE FMS ACCOUNTS                          15 HOURS PROGRAMMING
       DEBIT CARD FILES                            .01/ACCT/$100 MIN.

                                                                   Exhibit A - 2


       DEBIT CARD TRIAL BALANCE                    $50 PER COPY
       DATACOMM REMOVED                            $110/HOUR
        PROJECT COORDINATION                       $110/HOUR
       OPERATIONS/CONVERSIONS                      $110/HOUR
       CPU HOUR                                    $200/HOUR
       PROGRAMMING PER HOUR                        $65/HOUR
       MAN-HOURS
         Test Files                                1 hour per file
         Live Files                                1 hour per file
         Cut-off processing                        5 hours per application
         Close accounts                            5 hours per application
         Purge Files                               5 hours per application
         Deconversion jobflows, scheduling         Actual operations time to remove
         Project Management                        Actual P.M. time
         Datacomm disconnected                     Actual time to remove datacomm

                                                                   Exhibit A - 3

                               Hours of Operation

      The Fiserv Account Processing Center will be in operation for on-line Account Processing Services in accordance with the following:

      Monday                 7:00 A.M. - 8:00 P.M.
      Tuesday                7:00 A.M. - 8:00 P.M.
      Wednesday              7:00 A.M. - 8:00 P.M.
      Thursday               7:00 A.M. - 8:00 P.M.
      Friday                 7:00 A.M. - 8:00 P.M.
      Saturday               7:00 A.M. - 5:00 P.M.

      All times stated are in accordance with prevailing local times for the Fiserv Account Processing Center. The Fiserv Account Processing Center will observe national holidays, and will be closed for on-line operations.

                                                                   Exhibit A - 4
                              Performance Standards

(a) Fiserv's standard for on-line performance ("On-Line Performance") shall be on-line availability of the computer (exclusive of telecommunications and terminals) for processing 98% of the time that it is scheduled to be so available over a three (3) month period (the "Measurement Period"). The Measurement Period shall be defined as calendar quarters during the term of this Agreement. Actual on-line performance will be calculated monthly by comparing
(I) the number of hours which the computer, but not the terminals or telecommunications, was scheduled to be operational on an on-line basis exclusive of any emergency maintenance other than preventive maintenance and scheduled maintenance beyond the control of Fiserv, with (ii) the number of hours, or a portion thereof, it was actually operational on an on-line basis during the Measurement Period.
     (1) Definitions:
         (i) "On-line Servicing hours" shall mean the total elapsed "Service Time" wall clock time in which the computers are available for on-line service to all clients.
         (ii) "Service Time" shall mean:
         Monday thru Thursday 7:00 AM thru 8:00 PM CST Time
         Friday 7:00 AM thru 8:00 PM CST Time
         Saturday 7:00 AM thru 5:00 PM CST Time
         Exclusive of: New Year's Day, Labor Day, Memorial Day, Thanksgiving, Independence Day and Christmas.
     (2) Measurements: Fiserv's Data Center will log and retain a record of downtime maintaining appropriate analytical reports. Downtime reports will be tabulated monthly and provided at Client's request. Client agrees to provide written acknowledgment of each report received.
     (3) Exclusions: Downtime due to acts or omissions of Client or third parties, not subject to control or direction by Fiserv; hardware malfunction or failure; and failure to meet the standard for performance for reasons beyond Fiserv's control.
(b) Fiserv's standard performance for Delivery of scheduled Critical Daily reports shall be that, over a "Measurement Period", 95% of all Critical Daily Reports shall be delivered on time without significant errors. Performance will be calculated by comparing (I) the total number of Critical Daily Reports to be provided by Fiserv with (ii) the number of Critical Daily Reports that were delivered by Fiserv on time without significant error. Fiserv shall advise Client of the deadlines by which Client must provide data to Fiserv for processing and the contents and format of such data. A detailed listing of all Critical Daily Reports shall be incorporated into the implementation plan.
     (1) Definitions:
         (i) "Critical Daily Reports" shall mean priority group reports which Fiserv and Client have mutually agreed in writing during the conversion planning process and are necessary to properly account for the previous day's activity and properly notify Client of overdraft, NSF, or return items.
         (ii) "Deliver" and "Delivery" of reports shall mean that, depending on the method selected by Fiserv, the report is printed in hard copy where printing is performed in-house by Fiserv; the report data is ready for remote printing by Fiserv, to the Client site; or the report data is ready for transmission by Fiserv to Client over the data lines designated for that purpose.
         (iii) "On Time" shall mean 7:00 AM CST time at Client's designated central print site and is subject to change as may be mutually agreed upon by both parties.
         (iv) "Significant error" is one which impairs Client's ability to properly account for the previous days activity and/or properly account for overdraft, NSF or return items.
     (2) Measurements: Client shall notify Fiserv on a daily basis of any late Delivery, non-Delivery and significant errors and shall identify all claimed errors for review. On a monthly basis, Fiserv and Client shall compile a written performance analysis, if requested by either party.
     (3) Exclusions: Special request of special cycle items; reports that are Delivered late, not Delivered or contain errors due to acts or omissions of Client or third parties, not subject to control or direction by Fiserv; hardware malfunction or failure; and failure to meet the standard for performance due to reasons beyond Fiserv's control.
(c) Fiserv's standard for response time performance ("Response Time Performance") shall be the average total time taken for the central processor to receive a transaction from the Data Center telecommunications controller, process that transaction, and return the answer to such advice. Such average total response time, as determined by Fiserv from measurements taken over a three (3) month period ("the measurement period") shall be two (2) seconds or less.
     (1) Definitions: "Transaction" shall mean basic deposit, withdrawal, and single application inquiry transactions.
     (2) Measurements: Fiserv's Data Center will log and retain a record of response time maintaining appropriate analytical reports. Response time reports will be tabulated monthly and provided to Client at Client's request. Client agrees to provide written acknowledgment of each report received.
     (3) Exclusions: Downtime due to acts of omissions of the Client or third parties, not subject to control or direction by Fiserv; hardware malfunction or failure to meet the standard performance for reasons beyond Fiserv's control.

         (d) Exclusive Remedy
         In the event that Fiserv's performance is less than the percentage/standard specified in "Service Performance Standards" above and such failure is not the result of a Client error or omission, or of any other event specified in the applicable "EXCLUSIONS", Client shall notify Fiserv immediately in writing specifying the Service Performance Standard(s) not met and the nature of the deficiency. Within thirty (30) days of receipt of the foregoing notice Fiserv shall establish an action plan to meet the Performance Standard(s) and shall communicate same to Client. Upon expiration of the thirty (30) day period Fiserv shall have a period of sixty (60) days to measure its performance and to bring its performance to the percentage/standard specified in the relevant Service Performance Standard, and Fiserv shall advise Client of its performance at the end of said period. Should Fiserv's performance be below the Standard at that time Client may terminate this Agreement by giving Fiserv written notice of termination. Client may also terminate this Agreement if Fiserv's performance for the same standard is below that relevant service performance standard for more than two (2) measurement periods in any twelve (12) month period or for more than five measurement periods during the term of this Agreement by giving Fiserv written notice of termination. Termination shall be without penalty or any charge to Client other than charges for service fees incurred prior to the effective date of termination.

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